EXHIBIT 10(b)

                     Summary of Cash Compensation Payable to
                        Directors of Peoples Bancorp Inc.
                              Effective May 1, 2006

         At the meeting of the Board of Directors (the "Board") of Peoples Bancorp Inc. ("Peoples") held on April 13, 2006, the Board, upon the recommendation of the Compensation Committee, approved changes in the quarterly fees and meeting fees to be paid to the directors of Peoples. These changes will be effective May 1, 2006. The quarterly fee to be paid to each director of Peoples, other than Mark F. Bradley, will be increased from $1,000 per calendar quarter to $1,500 per calendar quarter; while the meeting fee will be increased from $1,000 per meeting attended to $1,250 per meeting attended. Mr. Bradley will receive no quarterly fees or meeting fees in his capacity as an employee director of Peoples.

         Except for the changes described in the immediately preceding paragraph, the fees received by the directors of Peoples and by the directors of Peoples' subsidiary bank, Peoples Bank, National Association ("Peoples Bank"), will remain the same.

         Directors of Peoples are compensated for each meeting of a committee of the Peoples Board they attend. Members of the Executive Committee of the Peoples Board (other than Mark F. Bradley) or the Governance and Nominating Committee of the Peoples Board receive $100 for each committee meeting of less than 30 minutes attended and $200 for each committee meeting of 30 minutes or more attended. The fee for attending meetings of the Compensation Committee of the Peoples Board of 30 minutes or more is $500 per meeting while the fee for attending meetings of less than 30 minutes is $100 per meeting. The Chairman of the Compensation Committee of the Peoples Board receives an additional cash fee of $750 per quarter. The fee for attending meetings of the Audit Committee of the Peoples Board of 30 minutes or more is $500 per meeting while the fee for attending meetings of less than 30 minutes is $100 per meeting. The Chairman of the Audit Committee of the Peoples Board receives an additional cash fee of $1,250 per quarter. Mr. Bradley receives no meeting fees in his capacity as a member of the Executive Committee of the Peoples Board.

         Each director of Peoples, other than Mark F. Bradley, who also serves as a director of Peoples Bank receives $600 per calendar quarter and $400 for each regular monthly meeting of the Peoples Bank board of directors attended. In addition, each director of Peoples, other than Mr. Bradley, who also serves as a Peoples Bank board committee member receives $100 for each committee meeting of less than 30 minutes attended, or $200 for each committee meeting of 30 minutes or more attended. Mr. Bradley receives no compensation as a director of Peoples Bank.

         In addition to fees received for service to Peoples as a director, Thomas J. Wolf receives $150 for each meeting of the Peoples Bank
Kentucky/Huntington Leadership Advisory Board he attends.

         Directors who travel a distance of fifty miles or more (round trip) to attend a board or board committee meeting of Peoples or Peoples Bank receive a $50 travel fee. A single travel fee of $50 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed the actual cost of overnight accommodations.